Exhibit 99.h.24

KEELEY FUNDS, INC.

SHAREHOLDER SERVICING PLAN

WHEREAS, Keeley Funds, Inc. (“Corporation”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Corporation desires to adopt a Shareholder Servicing Plan (the “Plan”) on behalf of the classes of shares of each Fund listed in Appendix A, as it may be amended from time to time (each, a “Fund” and, collectively, the “Funds”), and the Board of Directors of the Corporation, including a majority of the Independent Directors (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each class of each Fund listed in Appendix A and its shareholders;

NOW THEREFORE, the Corporation hereby adopts the Plan on behalf of each class of each Fund listed in Appendix A on the following terms and conditions:

Section 1.              The Corporation, on behalf of each class of each Fund listed in Appendix A, may execute and deliver written agreements based substantially on the form attached hereto as Appendix B or on any other form duly approved by the Corporation’s Board of Directors (“Agreements”) with broker/dealers, banks, investment advisers, and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of shares of the Funds (“Servicing Agents”).  Pursuant to such Agreements, Servicing Agents shall provide support services as set forth therein to their clients who beneficially own shares of a Fund in consideration of a fee payable from the assets of each class of each Fund listed in Appendix A, computed monthly in the manner set forth in such Fund’s then current prospectus, at the annual rates set forth in Appendix A.  The Corporation’s distributor, administrator and adviser, and their respective affiliates, are eligible to become Servicing Agents and to receive fees under the Plan.  All expenses incurred by a class of shares of a Fund in connection with the Agreements and the implementation of the Plan shall be borne entirely by the holders of that class of shares.

Section 2.              The Corporation’s Officers shall monitor, or shall cause the Corporation’s administrator to monitor, the arrangements pertaining to the Corporation’s Agreements with Servicing Agents.

Section 3.              The Plan shall be effective with respect to each class of a Fund listed on Appendix A, (or each class of a Fund added to Appendix A from time to time): (a) on the date upon which it is approved for such class by vote of a majority of the Directors of the Corporation, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on the approval of the Plan for such class; or (b) on the date the class commences operations, if such date is later.

Section 4.              Unless earlier terminated, the Plan shall continue in effect for a period of one year from its effective date and shall continue thereafter for successive annual periods, provided that such Plan is re-approved at least annually, with respect to a class or classes of shares of a Fund by vote of a majority of the Directors of the Corporation, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such re-approval.

Section 5.              So long as the Plan is in effect, the Corporation shall provide, or shall cause the Corporation’s administrator to provide, to the Corporation’s Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made, together with a certification that none of the expenses incurred during the quarter are distribution-related.

Section 6.              The Plan may be amended at any time with respect to a class or classes of shares of a Fund by the Board of Directors of the Corporation, provided that any material amendment of the terms of the Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 4.

Section 7.              The Plan may be terminated with respect to any class at any time by vote of a majority of the Board of Directors.

Section 8.              While the Plan is in effect, the selection and nomination of the Directors who are not interested persons of the Corporation shall be committed to the discretion of such Directors who are not interested persons of the Corporation.

Section 9.              Notwithstanding anything herein to the contrary, no Fund or class of shares shall be obligated to make any payments under the Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority (formerly, the National Association of Securities Dealers).

Section 10.            The Corporation shall preserve copies of the Plan, each Agreement, and each written report presented to the Corporation Board of Directors pursuant to Section 3 hereof, for a period of not less than six years from the date of the Plan, Agreement or report, as the case may be, the first two years in an easily accessible place.

Section 11.            The provisions of the Plan are severable for each class of each Fund listed in Appendix A, and whenever any action is to be taken with respect to the Plan, such action shall be taken separately for each such class affected.

Section 12.            As used in the Plan, (a) the term “interested person” shall have the meaning given it in the 1940 Act and the rules and regulations thereunder, subject to such exemption or interpretation as may be provided by the Securities and Exchange Commission or the staff thereof, and (b) the term “Independent Directors” shall mean the Directors of the Corporation who (i) are not “interested persons” of the Corporation and (ii) have no direct or indirect financial interest in the operation of the Plan or in any Agreements.

Section 13.            The Board has adopted this Plan effective as of               , 2008.

APPENDIX A

SHAREHOLDER SERVICING PLAN

KEELEY FUNDS, INC.

Keeley Funds. Inc. Funds and Share Classes	Maximum Shareholder Servicing Fee
Keeley Small Cap Value Fund Class I Class A	0.05 0.05
Keeley Small-Mid Cap Value Fund Class I Class A	0.05 0.05
Keeley Mid Cap Value Fund Class I Class A	0.05 0.05
Keeley All Cap Value Fund Class I Class A	0.05 0.05

Fees payable to a Servicing Agent are expressed as a percentage of the average daily net asset value of the shares of the specified class of the particular Fund beneficially owned by or attributable to clients of the Servicing Agent.

APPENDIX B

SHAREHOLDER SERVICING AGREEMENT

AGREEMENT, dated as of                       , by and between                                            (the “Agent”) and Keeley Funds, Inc. (the “Corporation”) on behalf of each of its series (each, a “Fund,” and together, the “Funds”).

1.                                      Appointment.  The Agent hereby agrees to perform certain services for its customers (the “Customers”) as hereinafter set forth.  The Agent’s appointment hereunder is non-exclusive, and the parties recognize and agree that, from time to time, Agent may enter into other shareholder servicing agreements, in writing, with other institutions.

2.                                      Services to be Performed.  The Agent, as agent for its Customers, shall be responsible for performing shareholder administrative support services, which will include one or more of the following:  (i) establishing and maintaining Fund shareholder accounts and records; (ii) processing Fund purchase and redemption transactions; (iii) providing periodic statements showing a customer’s Fund account balance and integrating such statements with those of other transactions and balances in the Customer’s other accounts serviced by the Agent; (iv) arranging for bank wires; (v) responding to Customer inquiries relating to the Funds; (vi) performing sub-accounting for shares of the Funds beneficially owned by Customers; (vii) investing Customer cash account balances automatically in shares of the Funds; (viii) assisting Customers in changing dividend options, account designations and addresses; and (ix) such other shareholder services, to the extent the Agent is permitted by applicable statute, rule or regulation.  All such services shall be performed in a professional, competent and timely manner.  The Agent shall provide all personnel and facilities necessary in order for it to perform the functions described in this Section 2 with respect to its Customers.

The Agent represents, warrants and agrees that in no event will any of the Services provided pursuant to this Agreement be distribution-related services.

3.                                      Fees

3.1         Fees from the Corporation.  In consideration for the services described in Section 2 hereof and the incurring of expenses in connection therewith, the Agent shall receive a fee from the Corporation, computed daily and payable monthly, at an annual rate of 0.05% of the average daily net asset value for shares of each Fund held of record by the Agent from time to time on behalf of its Customers.  For purposes of determining the fees payable to the Agent hereunder, the value of a Fund’s net assets shall be computed in the manner specified in the Corporation’s then-current prospectus and statement of additional information (the “Prospectus”).

3.2         Fees from Customers.  It is agreed that the Agent my impose certain conditions on Customers, in addition to or different from those imposed by the Corporation, such as requiring a minimum initial investment or imposing limitations on the amounts of transactions.  It is also understood that the Agent may directly credit or charge fees to Customers in connection with an investment in the Funds.  The Agent shall credit or bill Customers directly for such credits or fees.  In the event the Agent charges Customers such fees, it shall make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to Customers both of any direct fees charged to the Customer and of the fees received or to be received by it from the Corporation pursuant to Section 3.1 of this Agreement.  It is understood, however, that in no event shall the Agent have recourse or access as Agent or otherwise to the account of any shareholder of the Corporation, except to the extent expressly authorized by law or by such shareholder, or to any assets of the Corporation, for payment of any direct fees referred to in this Section 3.2.

4.             Approval of Materials to be Circulated.  Advance copies or proofs of all materials that are to be generally circulated or disseminated by the Agent to Customers or prospective Customers that identify or describe the Corporation shall be provided to the Corporation, as its agent, at least 10 days prior to such circulation or dissemination (unless the Corporation consents in writing to a shorter period), and such materials shall not be circulated or disseminated or further circulated or disseminated at any time after the Corporation shall have given written notice to the Agent of any objection thereto.

The Agent is not authorized to make any representations concerning the Corporation except those contained in the current Prospectus for the Funds, or in such supplemental literature or advertising as may be authorized by the Corporation in writing.

Nothing in this Section 4 shall be construed to make the Corporation liable for the use of any information about the Corporation which is disseminated by the Agent.

5.             Compliance with Laws.  The Agent agrees to comply with applicable laws, regulations and rules of self-regulatory organizations (collectively “Applicable Law”) and, if applicable, the rules of the National Securities Clearing Corporation (“NSCC”), as well as the terms of the Funds’ Prospectus, and such procedures and instructions as the Corporation or its designee may communicate to the Agent.

The Agent shall execute and deliver to the Corporation, upon the Corporation’s reasonable request, any certificate prepared by the Agent that indicates that, among other things, the Agent has complied and/or will comply with: (i) all applicable requirements of law, rules and regulations of governmental or self-regulatory authorities having jurisdiction over the Agent; (ii) the applicable terms of the Funds’ Prospectus; and (iii) the terms of this Agreement.

Upon request, the Agent shall promptly provide the Corporation with such documentation regarding the Agent’s know your customer and anti-money laundering policies and/or evidencing the identity of the beneficial owners of Fund shares as is necessary to permit the Corporation and/or its designee to comply with applicable “know your customer” and anti-money laundering laws and regulations.  The Agent agrees to monitor for suspicious transactions and to assist the Corporation in monitoring for such transactions upon the Corporation’s request.  The Agent further represents and warrants that the Agent: (i) has established policies and procedures designed to prevent and detect money laundering and to meet applicable anti-money laundering legal and regulatory requirements; (ii) has procedures to ensure that no Customer holding Fund shares appears on or is covered by any lists of prohibited persons, entities, and jurisdictions maintained and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); (iii) has identified, will continue to identify and will retain all documentation necessary to identify the Agent’s Customers and their sources of funds; and (iv) does not believe, have no current reason to believe and will notify the Corporation immediately if the Agent comes to have reason to believe that any of its Customers holding Fund shares through the Agent are engaged in money-laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which the Agent does business, or appears on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC.

6.             Agreement to Provide Information. The Agent agrees to provide the Corporation, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Fund shareholder(s) of the account and the amount, date, name, or other identifier of any investment professional(s) associated with the shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares initiated by such shareholder and held through an account maintained by the Agent during the period covered by the request.  The Agent will use its best efforts to determine, promptly upon request of the Corporation, whether any specific person about whom it has received the TIN and transaction information is itself a financial intermediary (“indirect intermediary”) and, upon further request by the Corporation (a) provide (or arrange to provide) the TIN and transaction information regarding shareholders who hold an account with an indirect intermediary; or (b) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the fund.

a.     Period Covered by Request.  Any request must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Corporation may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Corporation for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Corporation.

b.     Form and Timing of Response.  The Agent agrees to transmit the requested information that is on its books and records to the Corporation or its designee promptly, but in any event not later than 5 business days (unless data requested is over 1 year old), after receipt of a request. If the requested information is not on the Agent’s books and records, the Agent agrees to: (i) provide or arrange to provide (as defined below) to the Corporation the requested information regarding shareholders who hold an account with one of its indirect intermediaries or (ii) if directed by the Corporation, block further purchases of Fund shares from such indirect intermediary.  In such instance, the Agent agrees to inform the Corporation whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Corporation should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

c.     Limitations on Use of Information. The Corporation agrees not to use the information received for marketing, competitive analysis, or any other similar purpose without the prior written consent of the Agent.

7.             Agreement to Restrict Trading. The Agent agrees to execute written instructions from the Corporation to restrict or prohibit further purchases or exchanges of Fund shares by a shareholder for accounts on the Agent’s books and records that have been identified by the Corporation as having engaged in transactions of a Fund’s shares (directly or indirectly through the Agent’s account) that violate policies established by the Corporation for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Corporation.

a.     Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions must include an equivalent identifying number of the shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.     Timing of Response. The Agent agrees to execute instructions as soon as reasonably practicable, but not later than 5 business days after receipt of the instructions by the Agent.

8.             Limitations of Shareholder, Officer and Board Member Liability.  The Agent hereby agrees that obligations assumed pursuant to this Agreement shall be limited in all cases to its assets and that the Agent shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Corporation.  It is further agreed that the Agent shall not seek satisfaction of any such obligations from the Directors of the Corporation, any individual Director or any officer of the Corporation.

9.             Notices.  All notices or other communications hereunder to either party shall be in writing or by confirming telegram, cable, telex or facsimile sending device.  Notices shall be addressed:  (a) if to the Corporation

[name address],

Attention:  [                       ];

and (b) if to the Agent,

[name and address],

Attention:  [                       ].

10.          Further Assurance.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

11.          Termination.  This Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Board Members or by vote of a majority of the outstanding voting securities of the Corporation, on not more than 60 days’ written notice to any other party to this Agreement.  This Agreement shall terminate automatically in the event of its assignment, as defined in the Investment Corporation Act of 1940, as amended (the “1940 Act”).  As used in this Agreement, “Independent Board Members” means the Board Members of the Corporation who are not “interested persons,” as that term is defined in the 1940 Act.

12.          Changes; Amendments.  This Agreement may be changed or amended only by written instrument signed by both parties.

13.          Independent Contractor/Liabilities.  For purposes of this Agreement, the Agent will be deemed to be an independent contractor, and will have no authority to act as agent for the Corporation in any matter or in any respect.  By the Agent’s written acceptance of this

Agreement, the Agent agrees to and does release, indemnify and hold harmless the Corporation from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Agent or its officers, employees or agents regarding its responsibilities hereunder or the purchase, redemption, transfer or registration of shares by or on behalf of Customers.

                14.          Privacy.  Notwithstanding any other term of this Agreement, the Agent acknowledges that it is a financial institution subject to the requirements of the Financial Services Modernization Act (the “Act”) and Securities and Exchange Commission Regulation S-P (“Regulation S-P”) promulgated pursuant thereto, and agrees that any Nonpublic Personal Information, as that term is defined in Section 248.3(t) of “Regulation S-P”, disclosed hereunder is for the specific purpose of permitting the Agent to perform the services set forth in this Agreement.  The Agent further agrees that, with respect to such information, it will comply with Regulation S-P, the Act, and any other applicable laws and regulations, and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party except to the extent necessary to carry out the services to be performed hereunder or as otherwise permitted by Regulation S-P, the Act, or other applicable law or regulation.

15.          Governing Law.  This Agreement with respect to shares of a Fund shall be governed by the laws of the State of Illinois.

16.          Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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